Exhibit 99.1

For Immediate Release


VANA-PAXHIA RESIGNS AS
INSO CHIEF EXECUTIVE OFFICER

- Jaeger, Chairman, To Become CEO -


BOSTON, March 25, 1999 - Steven R. Vana-Paxhia resigned today as President and Chief Executive Officer and as a member of the Board of Directors of Inso Corporation (NASDAQ:INSO). Mr. Vana-Paxhia will continue his relationship with the Company, serving as a consultant to the Board and senior management. Stephen O. Jaeger, who had been non-executive Chairman of the Board, has been named CEO, and Kirby
A. Mansfield has been named President and Chief Operating Officer, a new position, in which he will be responsible for the day-to-day management of the Company. Mr. Jaeger, 54, is one of the founders of Inso and has served on the Company's Board of Directors since its Initial Public Offering in 1994. He previously served as Executive Vice President, Chief Financial Officer, Treasurer and Member of the Board of Directors of Houghton Mifflin Company and, more recently, as Vice President, Chief Financial Officer and Treasurer of The Perkin-Elmer Corporation. Mr. Mansfield, 44, is a ten-year veteran and a founder of the Company, and had most recently been Executive Vice President.
Senior management of the Company's business units, and its sales and marketing functions, will report to Mr. Mansfield.

"The decision to leave the active management of a company I helped found and build was extremely difficult, but given the recent events, I felt it best to give our Board a clean page on which to work," Mr. Vana-Paxhia said. "I have remained on board until now to see the audit process through to its conclusion. I truly understand the uncertainties that the recent events have created among our investors, employees and customers. I think it best for all of our constituents to look beyond these near-term problems and to concentrate on the real value of the substantial assets, in terms of technology and people, we have amassed."

"Steven Vana-Paxhia has been our leader since the Company's inception and he will be missed," said Mr. Mansfield. " I am pleased that he will stay on as a consultant as we continue our strategic evolution. His contributions to the success of Inso cannot be minimized. As a result of his efforts, we enter 1999 as a very strong company and as an industry leader in advanced content management and delivery solutions.

"These last few weeks have been especially trying for all of us, especially for Steve. Ever since we first identified a problem in our operations that has necessitated the restatement of certain revenues that had been recorded during the first three quarters of 1998, no one worked harder at getting to the root of the problem and putting in new people, systems and controls than he did. We are grateful to him for that," said Mr. Jaeger.

The Company further said that, as previously disclosed, it intended to release its audited results for 1998 and the re-statement of the prior three quarters of 1998 by March 31, 1999.

Inso Corporation is a leading global provider of electronic publishing and content management tools for critical business information. With Inso's Enterprise Information Platform, organizations gain an integrated system for managing, distributing, publishing, and continually updating their intellectual property. Inso's award-winning technology enables large corporations to exchange, publish, and deploy all types of information, from the simplest memo to the most complex multimedia document. For more information, visit the Inso Web site at http://www.inso.com/.

This release, and other reports, proxy statements and other communications to stockholders, as well as oral statements by the Company's officers or its agents, may contain forward-looking statements with respect to, among other things, the Company's future revenues, operating income or earnings per share. Please refer to the Company's Annual Report on Form 10-K for the fiscal year ended
December 31, 1997, for a description of certain factors which may cause the Company's actual results to vary materially from those forecasted or projected in any such forward-looking statements. Among the factors which may cause the Company's actual results to differ materially from historical results are the following: competitive pressures including price pressures; consolidation in the OEM business; declining OEM revenues; increased reliance on direct and distribution channels; market acceptance of new products; inability to integrate businesses or assets that we have acquired; and adverse economic changes in the markets in which the Company does business.

Inso and the Inso logo, are trademarks or registered trademarks of Inso Corporation in the United States and/or other countries. All other product or company names are trademarks or registered trademarks of their respective owners.

Inso Investor Contacts:     Inso Press Contact:
Betty J. Savage             James Ringrose
Vice President and CFO      Vice President, Marketing
(617) 753-6539              (617) 753-6648
bsavage@inso.com            jringrose@inso.com

Michael E. Melody
Vice President
Strategic Planning and Operations
(617) 753-6767
mmelody@inso.com